Exhibit 1.1
(Translation)
ARTICLES OF INCORPORATION
As amended on June 26, 2009
WACOAL HOLDINGS CORP.
29, Nakajima-cho, Kisshoin
Minami-ku, Kyoto

CHAPTER I
GENERAL PROVISIONS
Article 1. Trade Name
     The name of the Company shall be “KABUSHIKI KAISHA WACOAL HOLDINGS” and shall be expressed as “WACOAL HOLDINGS CORP.” in English.
Article 2. Purpose
     The purpose of the Company shall be to engage in the following businesses:
1.	To control and manage the business activities of the companies which are engaged in the following businesses by holding the shares of such companies:
(1)	manufacture and sale of clothing and apparel and sundries pertaining to clothing and apparel;

(2)	manufacture, sale and installation of furniture, bedding, interior decorations and other home furnishings;

(3)	manufacture and sale of cosmetics, soap, cleansers, medical supplies and quasi-drugs and sale of health foods;

(4)	management of facilities for cultural, welfare, educational, sporting, entertainment, beauty and restaurant use, and manufacture and sale of commodities, provision of service, technical guidance and consulting pertaining to the above facilities;

(5)	sale, purchase and brokerage of objects of art and curios and management and operation of picture galleries;

(6)	acquisition, lease, alienation and technical guidance of intangible property rights such as industrial property rights and copyrights on literature, art, artistic handicraft, music, images and voice;

(7)	publishing and advertising business;

(8)	sale, purchase, lease, brokerage and management of real estate;

(9)	lease and brokerage of personal property;

(10)	non-life insurance agency, insurance agency under the Automobile Liability Security Law and life insurance solicitation agency;

(11)	planning, design, supervision, execution, consultation and sale of construction work and interior decoration;

(12)	sale of building materials and sale of equipment and apparatus pertaining to housing such as fittings, furniture, utensils, kitchens, modular baths and toilets;

(13)	planning, design, supervision and consulting relating to community development, urban development and environmental conditioning;

(14)	planning, design, supervision, execution and consulting relating to landscaping, gardening and stonecutting;

(15)	production, sale and lease of trees, plants and materials for gardening;

(16)	data processing, provision of information and development, purchase, sale, lease and consulting relating to computer hardware and software;

(17)	processing of jewelry, precious metals and accessories and manufacture and sale of watches, eyeglasses, footwear, bags and umbrellas;

(18)	money lending, loan agency, guarantee, holding of and investment in securities and credit card business;

(19)	dispatching of workers;

(20)	education, training and consulting relating to development of ability of the human resource to appropriately adapt to profession;

(21)	undertaking of financial and accounting affairs, calculation of wages, etc., preparation of documents relating to internal and external transactions, reception and telephone switching affairs, telephone marketing, translation and interpretation, operation of office and communication equipment and system programming, etc.;

(22)	warehousing;

(23)	manufacture and sale of mannequins and display equipment;

(24)	investments incidental to Items (1) through (23) above; and

(25)	any and all business incidental or related to Items (1) through (24) above.
2.	Any and all business incidental or related to any of the foregoing.
Article 3. Location of Head Office
     The head office of the Company shall be located in Kyoto.

Article 4. Corporate Governance Bodies
     The Company shall establish the following corporate governance bodies in addition to the General Meeting of Shareholders and Directors:
(1)	Board of Directors;

(2)	Corporate Auditor(s);

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditor(s).*
Article 5. Method of Public Notice
     Public notice of the Company shall be in electronic form; provided that, where public notice cannot be provided electronically due to an accident or unavoidable event, it shall be published in Nihon Keizai Shimbun.
CHAPTER II
SHARES
Article 6. Total Number of Authorized Shares
     The total number of shares authorized to be issued by the Company shall be five hundred million (500,000,000) shares.
Article 7. Number of Shares Constituting One Unit
     The number of shares of the Company constituting one unit shall be one thousand (1,000) shares.
Article 8. Rights Concerning Shares Constituting Less Than One Unit
     The shareholders of the Company may not exercise any rights except for the rights set forth below for the shares constituting less than one unit:
(1)	the rights as prescribed under each item in Paragraph 2, Article 189 of the Company Law;

(2)	the put rights pursuant to the provisions of Paragraph 1, Article 166 of the Company Law;

*	Editors’ Note: “Accounting Auditor” in this translated document refers to “kaikei kansanin” in the Japanese original. In the Form 20-F annual report of Wacoal Holdings Corp., we use the term “independent auditor” to refer to “kaikei kansanin”.

(3)	the right to receive an allocation of share offerings and stock acquisition rights in proportion to the number of shares held; or

(4)	the right to make claims as stipulated in the following Article.
Article 9. Additional Purchase of Shares Not Constituting One Unit
     A shareholder of the Company may request the sale of additional shares in a number that would result in one unit, if such shares are added to the shares not constituting one unit that such shareholder holds, in accordance with the Share Handling Regulations.
Article 10. Share Registration Agent
1.	The Company shall have a share registration agent.

2.	The share registration agent and the location of its handling office shall be determined by resolution of the Board of Directors, and public notice thereof shall be given.

3.	The register of shareholders and the register of stock acquisition rights of the Company shall be kept by the share registration agent, and the Company shall cause the share registration agent to handle any business, including the preparation and maintenance, relating to the register of shareholders and the register of stock acquisition rights of the Company.
Article 11. Share Handling Regulations
     The handling and handling fees of shares of the Company shall be undertaken as prescribed by law and regulation or by these Articles of Incorporation and in accordance with the Share Handling Regulations established by resolution of the Board of Directors.
CHAPTER III
GENERAL MEETINGS OF SHAREHOLDERS
Article 12. Convocation
     An Ordinary General Meeting of Shareholders of the Company shall be convened in June of each year and Extraordinary General Meetings of Shareholders may be convened from time to time whenever necessary.
Article 13. Record Date of Ordinary General Meeting of Shareholders
     The record date for exercise of voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.

Article 14. Person Authorized to Convene Meetings and Chairman
1.	The President and Director shall convene and preside over General Meetings of Shareholders.

2.	If the President and Director is unable to act as aforesaid, one of the other Directors shall act in his/her place, in accordance with the order of Directors fixed in advance by resolution of the Board of Directors.

Article 15.	Internet Disclosure and Deemed Delivery of Reference Materials etc. for General Meetings of Shareholders
     The Company may, for the purpose of convocation of a General Meeting of Shareholders, deem that it has delivered to the shareholders the information to be stated or indicated in the reference materials for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements by disclosing such information using the Internet as provided by law and regulation.
Article 16. Matters to be Resolved at General Meetings of Shareholders
1.	In addition to the matters separately provided by law and regulation or by these Articles of Incorporation, the basic policies for measures concerning the acquisition of a substantial shareholding of the Company may be prescribed by resolution of a General Meeting of Shareholders.
2.	In addition to resolution of the Board of Directors, the Company may decide on matters concerning a gratis allocation of stock acquisition rights by resolution of the General Meeting of Shareholders or by resolution of the Board of Directors based on a delegation by resolution of the General Meeting of Shareholders.
3.	In the event that the Company decides on the matters concerning a gratis allocation of stock acquisition rights pursuant to the preceding paragraph as part of the measures concerning the acquisition of a substantial shareholding of the Company, the Company may set forth details of the stock acquisition rights as follows:
(1)	Certain parties set forth in the measures concerning the acquisition of a substantial shareholding of the Company (“Unqualified Parties”) may not exercise such stock acquisition rights.

(2)	The Company may acquire stock acquisition rights from parties other than Unqualified Parties and issue the Company’s shares in exchange therefor.
4.	The measures concerning the acquisition of a substantial shareholding of the Company as stipulated in Paragraphs 1 and 3 shall mean measures that make it difficult to effect a takeover of the Company, that are the issuance of new shares or stock acquisition rights for the subscription of new shares, which are not primarily intended for financing or business alliance purposes and that are taken prior to the commencement of a takeover by a third party who poses a threat to the value of the Company and thus to the common interests of the shareholders. Such measures shall be deemed to have been taken when the specific details of the measures concerning the acquisition of a substantial shareholding of the Company by a third party are determined, such as the adoption of resolution to issue new shares or stock acquisition rights for the subscription of new shares as a measure concerning the acquisition of a substantial shareholding of the Company.

Article 17. Resolutions
1.	Unless otherwise provided by law or regulation or by these Articles of Incorporation, a majority of the voting rights held by shareholders who are entitled to exercise such voting rights present at a General Meeting of Shareholders shall be required to adopt resolutions thereat.
2.	A resolution as stipulated in Paragraph 2, Article 309 of the Company Law shall be adopted by a two-thirds (2/3) majority of the voting rights held by the shareholders present at the General Meeting of Shareholders, who shall represent one-third (1/3) or more of the total number of voting rights of the shareholders who are entitled to exercise such voting rights.
Article 18. Exercise of Voting Rights by Proxy
1.	A shareholder may exercise his/her voting rights through a proxy who shall be another shareholder of the Company having voting rights.
2.	Such shareholder or proxy shall submit to the Company documentation evidencing his/her power of attorney at every General Meeting of Shareholders at which he/she is to act as a proxy.
CHAPTER IV
DIRECTORS AND BOARD OF DIRECTORS
Article 19. Number
     The Company shall have not more than eight (8) Directors.
Article 20. Method of Appointment
1.	The Directors shall be appointed by resolution of a General Meeting of Shareholders.

2.	Resolutions to appoint Directors shall be made by a majority vote of the voting rights of shareholders present at a General Meeting of Shareholders, where such shareholders present shall hold shares representing one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise such voting rights.

3.	Resolutions to appoint Directors shall not be adopted by cumulative voting.

Article 21. Term of Office
     The term of office of a director shall expire upon the conclusion of the Ordinary General Meeting of Shareholders held in respect of the last fiscal year ending within one year after his/her appointment.
Article 22. Executive Directors
1.	The Company may, by resolution of the Board of Directors, appoint Representative Director(s).

2.	The Company may, by resolution of the Board of Directors, appoint one Chairman and Director, one President and Director and any number of Vice Chairman and Directors, Executive Vice Presidents and Directors, Senior Managing Directors and Managing Directors.
Article 23. Person Authorized to Convene Meetings of Board of Directors and Chairman
1.	Unless otherwise provided by law or regulation, the President and Director shall convene and preside over the meetings of the Board of Directors.
2.	If the President and Director is unable to act as aforesaid, one of the other Directors shall act in his/her place, in accordance with the order of Directors fixed in advance by resolution of the Board of Directors.
Article 24. Convocation Notice for Meetings of Board of Directors
1.	Notice of convocation of a meeting of the Board of Directors shall be provided to each Director and Corporate Auditor at least three (3) days prior to the date set for such meeting. Provided that in case of emergency, such period may be shortened.
2.	Any meeting of Board of Directors may be held without convocation procedures if the consent of all Directors and Corporate Auditors is obtained.
Article 25. Abbreviated Resolutions of Board of Directors
     The resolutions of the Board of Directors shall be deemed to have been passed if the requirements prescribed in Article 370 of the Company Law are satisfied.
Article 26. Regulations of Board of Directors
     Any matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be established by the Board of Directors, and by any applicable law or regulations and these Articles of Incorporation.

Article 27. Remuneration etc.
     The remuneration, bonus and other benefits received from the Company as consideration for execution of their duties (“Remuneration”) for Directors shall be determined by resolution of a General Meeting of Shareholders.
Article 28. Agreement on the Limitation of Liability between Outside Directors
     In accordance with the provisions of Paragraph 1, Article 427 of the Company Law, the Company may execute an agreement with an outside director to limit the liability for damages incurred due to the negligence of duties; provided that the maximum amount of liability under such agreement shall be the amount as provided by law or regulation.
CHAPTER V
CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS
Article 29. Number
     The Company shall have not more than five (5) Corporate Auditors.
Article 30. Method of Appointment
1.	The Corporate Auditors shall be appointed by resolution of a General Meeting of Shareholders.

2.	Resolutions to appoint Corporate Auditors shall be made by majority vote of the voting rights of the shareholders present at a General Meeting of Shareholders, where such shareholders present hold shares representing one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights.
Article 31. Term of Office
     The term of office of a Corporate Auditor shall expire upon the conclusion of the Ordinary General Meeting of Shareholders held in respect of the last fiscal year ending within four (4) years after his/her appointment.
Article 32. Standing Corporate Auditor
     The Company shall, by resolution of the Board of Directors, elect one or more Standing Corporate Auditor(s).
Article 33. Convocation Notice for Meetings of Board of Corporate Auditors
1.	Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date set for such meeting, provided that in case of emergency, such period may be shortened.

2.	Any meeting of the Board of Corporate Auditors may be held without taking such convocation procedures if consent from all of the Corporate Auditors is obtained.
Article 34. Regulations of Board of Corporate Auditors
     Any matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors to be established by the Board of Corporate Auditors, and by any applicable law or regulation and these Articles of Incorporation.
Article 35. Remuneration etc.
     The Remuneration etc. for Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.
Article 36. Agreement on Limitation of Liability of Outside Corporate Auditors
     In accordance with the provisions of Paragraph 1, Article 427 of the Company Law, the Company may execute an agreement with an outside Corporate Auditor to limit the liability for damages incurred due to negligence of duties. Provided that the maximum amount of liability under such agreement shall be the amount as provided by laws and regulations.
CHAPTER VI
ACCOUNTS
Article 37. Fiscal Year
     The fiscal year of the Company shall be the one year period from April 1 of each year to March 31 of the following year.
Article 38. Decision Making Body for Dividends of Surplus
     Matters concerning the distribution of surplus and any other matters as prescribed in each item in Paragraph 1, Article 459 of the Company Law shall be determined by resolution of the Board of Directors, unless otherwise provided by law or regulation.
Article 39. Record Date for Allocation of Surplus
1.	The record date for the year-end dividends of the Company shall be March 31 of each year.

2.	In addition to the preceding paragraph, the Company may fix a separate record date for the distribution of surplus.

Article 40. Prescription Period for Payment of Dividends
     In the event that cash dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of its obligation to pay such dividends.
SUPPLEMENTARY PROVISIONS

Article 1	The Company shall cause the share registration agent to maintain the register of lost share certificates of the Company and handle any business, including preparation and maintenance, relating to the register of lost share certificates.

Article 2	This and the preceding Article shall be valid up to and including January 5, 2010, and shall expire as of January 6, 2010.